UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a) OF

THE INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

TCW DIVERSIFIED HIGH INCOME 2021 TARGET TERM FUND

865 South Figueroa Street, Suite 1800

Los Angeles, California 90017

(Address of Principal Business Office)

1 (213) 244-0000

Telephone Number (including area code)

Patrick W. Dennis, Esq.

Secretary

865 South Figueroa Street, Suite 1800

Los Angeles, California 90017

(Name and Address of Agent for Service)

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company of 1940 concurrently with the filing of Form N-8A:

Yes  ☒            No   ☐

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the city of Los Angeles and the state of California on the 30th day of August, 2016.

TCW DIVERSIFIED HIGH INCOME 2021 TARGET TERM FUND

		By:	/s/ Meredith S. Jackson
Meredith S. Jackson
Trustee and President

Attest:	/s/ Patrick W. Dennis
Patrick W. Dennis Secretary